Exhibit 10.1

4801 Woodway Drive
Suite 200-E
Houston, TX 77056
T: 713.860.1500 F: 713.860.1588 www.ies-co.com

June 30, 2011

Mr. James M. Lindstrom
145 Pecksland Road
Greenwich, CT  06831

Dear Jim:

This letter is to memorialize the terms of your employment with Integrated Electrical Services, Inc. (the “Company”). The Board of Directors of the Company has appointed you as Interim Chief Executive Officer and President of the Company under the terms set forth below:

●	Base Salary. You will receive a monthly base salary of $25,000.00.

●
Discretionary 2011 Incentive Award Opportunity.  You are eligible to receive a discretionary cash and/or equity incentive award for fiscal year 2011 as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) based on your achievement of certain performance objectives to be established by the Compensation Committee.

●
Restricted Stock Grant.  Upon commencement of employment you will receive a one-time grant of 100,000 shares of restricted common stock pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”).  This grant will vest as follows:  33,334 shares on December 16, 2011, 33,333 shares on December 16, 2012 and 33,333 shares on December 16, 2013 (each, a “Vesting Date”). If, prior to a Vesting Date, your employment is terminated by the Company other than for Cause, as defined in the 2006 Plan, a prorated number of the unvested shares shall vest based on the number of months that have passed from the most recent Vesting Date through the date of termination; provided, however, if after such termination you remain a member of the Company’s Board of Directors, the grant will continue to vest until you cease serving on the Board.

●
Executive Benefit Plans.  You will be eligible to participate in executive benefit and compensation plans as approved by the Board of Directors, including the Company’s Long Term Incentive Plan, supplemental executive life and disability insurance, and executive health physical.

●
Travel Expenses.  It is understood that you will commute from your residence in the State of Connecticut to Houston, Texas or other Company locations on a weekly basis. Your travel and lodging expenses incurred will either be paid for by the Company or you will be reimbursed for such expenses in accordance with Company policy.

●	Additional Benefits. You will be eligible to participate in the Company’s medical, dental, vision, disability, 401(k), and executive deferred compensation plans, beginning on August 1, 2011.

Sincerely,

/s/ William L. Fiedler
William L. Fiedler
Senior Vice President &
General Counsel

AGREED AND ACCEPTED THIS 30th DAY OF JUNE 2011:

/s/ James M. Lindstrom
James M. Lindstrom